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                                                                       EXHIBIT 5
                         [MICHAELBEST & FREIDRICH LLP]


April 2, 1999


St. Francis Capital Corporation
13400 Bishops Lane, Suite 350
Brookfield, WI 53005-6203

    RE:   POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         You have requested our opinion as to the legality of 320,000 shares of Common Stock, $1.00 par value per share, of St. Francis Capital Corporation (the "Company") being registered with the Securities and Exchange Commission pursuant to a Post-Effective Amendment No. 1 to a Registration Statement on Form S-8. As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that the shares of Common Stock will, when issued and sold in accordance with the provisions of the St. Francis Capital Corporation 1997 Stock Option Plan, as amended, under which they are granted, be validly issued, fully paid and nonassessable shares of Common Stock of the Company (except as may be provided in Section 180.0622(2)(b) of the Wisconsin Statutes, as judicially interpreted, which may require further assessment for unpaid wages to employees under certain circumstances).

         We give our consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 and the use of our name in connection therewith. Very truly yours,


                               Very truly yours,

                          MICHAEL BEST & FRIEDRICH LLP